Exhibit 99.4

News Release

CONTACT:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	March 18, 2014
Larry Magnesen (Media)
(513) 534-8055

Fifth Third Bancorp Announces Cash Dividends

Board Increases Share Repurchase Authorization to 100 million shares

Cincinnati – Fifth Third Bancorp today declared cash dividends on its common shares and Series I preferred shares.

Fifth Third Bancorp (Nasdaq: FITB) today declared a cash dividend on its common shares of $0.12 for the first quarter of 2014. The dividend is payable on Thursday, April 17, 2014 to shareholders of record as of Monday, March 31, 2014. This dividend is consistent with Fifth Third’s proposed potential dividends as submitted to the Federal Reserve in its 2013 Comprehensive Capital Analysis & Review (“CCAR”) plan.

Fifth Third also declared a cash dividend on its 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (Nasdaq: FITBI), at the rate of $515.28 per share, which equates to approximately $0.515 for each depositary share. Each depositary share represents a 1/1000th ownership interest in a share of Series I Preferred Stock. The Series I dividend is payable on Monday, March 31, 2014 to shareholders of record as of Friday, March 28, 2014 for the dividend period commencing on December 9, 2013 and ending on March 31, 2014.

Fifth Third also announced that its Board of Directors approved a new share repurchase authorization of up to 100 million shares, which replaces the previous authorization from 2013 under which approximately 38 million shares remain.

Future capital distributions for the period beginning April 1, 2014 through March 31, 2015 and subsequent periods would be subject to non-objection by the Federal Reserve under its CCAR process for large U.S. banks. As previously communicated by the Federal Reserve, it plans to issue objections or non-objections to firms’ capital plans on March 26, 2014. Any potential future capital distributions for periods following March 31, 2014 would be considered by the Board at meetings in subsequent periods.

Any capital distributions, including those contemplated in the above announced actions, are subject to evaluation and approval by the Board of Directors at any given time, Fifth Third’s performance, the state of the economic environment, market conditions, regulatory factors, and other risks and uncertainties. The new repurchase authorization does not have an expiration date, does not include specific price targets, may be executed through open market purchases or one or more private negotiated transactions, including Rule 10b5-1 programs, and may be suspended at any time.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of December 31, 2013, the Company had $130 billion in assets and operated 17 affiliates with 1,320 full-service Banking Centers, including 104 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,586 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 25% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2013, had $302 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This press release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,”, “can,” or similar verbs. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from Fifth Third’s investment in or the results of operations of Vantiv, LLC; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

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